CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated February 28, 2024, relating to the financial statements and financial highlights of Defiance Quantum ETF, Defiance Next Gen Connectivity ETF, Defiance Next Gen H2 ETF, Defiance Hotel, Airline, and Cruise ETF, and Defiance Israel Fixed Income ETF (formerly, Defiance Israel Bond ETF), each a series of ETF Series Solutions, for the year or period ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 23, 2024